UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 11, 2009

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment to Merger Agreement

As previously reported, MEMC Electronic Materials, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger  (the “Merger Agreement”) with Sun Edison LLC, a Delaware limited liability company (“Sun Edison”), the Representatives of the unitholders of Sun Edison (the “Representatives”), and Sierra Acquisition Sub, LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of the Company (“Acquisition Subsidiary”) on October 22, 2009.  Pursuant to the Merger Agreement, the Company agreed to the merger of Acquisition Subsidiary with and into Sun Edison, with Sun Edison as the surviving company (the “Merger”).  The Merger Agreement stipulated that the parties would amend the Merger Agreement to incorporate the transactions contemplated by the blocker purchase agreements described below.   On November 11, 2009, the Company, Sun Edison, the Representatives and the Acquisition Subsidiary entered in an amendment to the Merger Agreement (the “Amendment”) to accomplish this objective.  Pursuant to the Amendment, Article 1 of the Merger Agreement was amended and restated, among other things, to accommodate the resolution of the blocker purchase arrangements and make provision for the manner in which the assets of Sun Edison would be valued for tax purposes.  The aggregate merger consideration to be paid to the unitholders of Sun Edison as previously announced has not been changed.

The Amendment also slightly modified the mix of cash and shares of Company common stock being provided to Sun Edison employees through the retention bonus and inducement grant programs, but the total value of the retention, inducement and incentive package for Sun Edison’s current employees of up to $51 million as previously reported remains unchanged.

A copy of the Amendment is filed as Exhibit 10.1 to this Form 8-K and is incorporated in this Item 1.01 by reference. The description of the Amendment set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Amendment set forth on Exhibit 10.1.

Tax Blocker Purchase Agreements

Concurrently with the execution of the Amendment, the Company and MEMC Holdings Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“MEMC Holdings”), entered into purchase agreements (“Blocker Purchase Agreements”) with four private equity or venture capital funds which are investors in and unitholders of Sun Edison and hold some or all of their units, directly or indirectly, through corporations or offshore feeder or parallel funds that are treated as corporations for U.S. tax purposes (collectively, the “Blocker Entities”).  Pursuant to the Blocker Purchase Agreements, MEMC Holdings agreed to purchase the equity interests of the Blocker Entities immediately prior to the closing of the Merger.  Assuming the transactions contemplated by the Blocker Purchase Agreements are consummated, the Blocker Entities will not be entitled to receive the merger consideration pursuant to the Merger Agreement.  Instead, the Company will pay to the equity holders of the Blocker Entities the same consideration to which the Blocker Entities would have been entitled if they had participated in the Merger directly.  After the purchase by MEMC Holdings of the interests of the Blocker Entities and prior to the effective time of the Merger, the Company has agreed to cause the Blocker Entities to be disregarded for U.S. federal income tax purposes or liquidated.  As a result, MEMC Holdings will own directly, for U.S. federal income tax purposes, all of the units in Sun Edison previously held by the Blocker Entities.  Pursuant to this arrangement and the other terms of the Merger, upon consummation of the Merger, the Company will own, directly or indirectly, all of the units of Sun Edison.

A form of the blocker purchase agreement is filed as Exhibit 10.2 to this Form 8-K and is incorporated in this Item 1.01 by reference. The description of the blocker purchase agreement set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the agreement set forth in Exhibit 10.2. The parties to the Blocker Purchase Agreements signed on November 11, 2009 are identified below.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits	Item

10.1*	Amendment to Agreement and Plan of Merger dated as of November 11, 2009 by and among the Company, Sierra Acquisition Sub, LLC, Sun Edison LLC and the Representatives listed therein.

10.2*

Form of Blocker Purchase Agreement entered into with each of MissionPoint SE Parallel Fund Corp. and the stockholders listed therein; Greylock XII Corp. and the stockholders listed therein; Black River CEI Subsidiary 6 LLC and the equityholder listed therein; and NEA 12 SE, LLC and the equityholder listed therein.

______________________

* Certain appendices, exhibits and/or similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted appendix, exhibit or similar attachment to the SEC upon request.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: November 17, 2009	By:	/s/ Bradley D. Kohn
	Name:	Bradley D. Kohn
	Title:	Senior Vice President – Legal and Business Development

Exhibit Index

Number	Item

10.1*	Amendment to Agreement and Plan of Merger dated as of November 11, 2009 by and among the Company, Sierra Acquisition Sub, LLC, Sun Edison LLC and the Representatives listed therein.

10.2*

Form of Blocker Purchase Agreement entered into with each of MissionPoint SE Parallel Fund Corp. and the stockholders listed therein; Greylock XII Corp. and the stockholders listed therein; Black River CEI Subsidiary 6 LLC and the equityholder listed therein; and NEA 12 SE, LLC and the equityholder listed therein.

_______________________

*    Certain appendices, exhibits and/or similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted appendix, exhibit or similar attachment to the SEC upon request.